UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/08/2012

Nutrisystem, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-28551

DE	23-3012204
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, PA 19034

(Address of principal executive offices)

215 706 5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

The disclosure contained in Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 1.02 – Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement (as defined below), Nutrisystem, Inc. (the “Company”) paid all outstanding amounts under that certain Amended and Restated Credit Agreement, dated December 5, 2011, among the Company, certain subsidiaries of the Company, as co-borrowers, Bank of America, N.A., as the Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and the Lender parties thereto (the “Prior Credit Agreement”). Pursuant to the Prior Credit Agreement, the lenders made available to the Company a maximum amount of $100 million with an expansion feature, subject to certain conditions, that allowed an increase of the maximum amount to $180 million under an unsecured revolving credit facility. The material terms of the Prior Credit Agreement are disclosed in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2011, the contents of which are incorporated by reference herein. The Prior Credit Agreement, and all obligations of the parties thereunder, terminated on November 8, 2012. The Company incurred approximately $1.2 million in expense to write off the unamortized debt issuance costs and the interest rate swaps associated with the Prior Credit Agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 8, 2012, the Company entered into a Credit Agreement among the Company, certain subsidiaries of the Company, as borrowers (collectively, “Borrowers”), Manufacturers and Traders Trust Company, as the Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and other Lenders from time to time parties thereto (the “Credit Agreement”). The Credit Agreement provides for a $40 million secured revolving credit facility (the “Credit Facility”), including a sublimit of $6 million for letters of credit. The proceeds of the Credit Facility will be used for working capital, capital expenditures, issuance of standby letters of credit and general corporate purposes. The Credit Facility matures on November 8, 2015.

Loans under the Credit Facility will bear interest at either a base rate or a LIBOR rate, in each case plus an applicable margin. The base rate will be the highest of (i) the Administrative Agent’s prime rate, (ii) 0.50% percent above the Federal Funds Rate and (iii) the LIBOR rate for deposits in dollars for a one-month interest period as determined three business days prior to such date, plus 1.50%. The LIBOR rate is equal to the London Inter-Bank Offered Rate for the relevant term. The applicable margin is subject to adjustment based on the Company’s consolidated fixed charge coverage ratio and ranges from 0.25-1.25% per year for base rate loans and from 1.75-2.75% per year for LIBOR loans. The initial margin on base rate loans is 0.25%, and the initial margin on LIBOR loan is 1.75%.

The Company will also pay fees with respect to the amount available to be drawn under any letters of credit at a rate per year equal to the applicable margin for LIBOR rate borrowings under the Credit Facility and a fee on the unused amount of the Credit Facility. The unused fee is subject to adjustment based on the Company’s consolidated fixed charge coverage ratio and ranges from 0.25-0.375% per year. The initial unused fee is 0.25%.

The Credit Facility contains financial and other covenants, including a minimum consolidated fixed charge ratio, a minimum consolidated liquidity ratio, and a minimum consolidated tangible net worth requirement, and also includes limitations on, among other things, liens, indebtedness, certain acquisitions, consolidations and sales of assets.

The Borrowers’ obligations under the Credit Facility, as well as certain banking services and hedging obligations which may from time to time be owing to certain lenders or their affiliates, are secured by substantially all of the assets of the Company and certain subsidiaries (including, with certain exceptions, a pledge of the capital stock of such subsidiaries (but limited as to voting capital stock of any foreign subsidiaries directly owned by them to 65% of the capital stock entitled to vote)) pursuant to the terms of a Security and Pledge Agreement dated November 8, 2012 among the Company, certain subsidiaries of the Company and the Administrative Agent (the “Security and Pledge Agreement”).

The descriptions of the Credit Agreement and the Security and Pledge Agreement herein do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement and the Security and Pledge Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of November 8, 2012 among Nutrisystem, Inc., certain subsidiaries of Nutrisystem, Inc., as borrowers, Manufacturers and Traders Trust Company, as the Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and other Lenders from time to time parties thereto.

10.2	Security and Pledge Agreement dated as of November 8, 2012 among Nutrisystem, Inc., certain subsidiaries of Nutrisystem, Inc., as grantors, and Manufacturers and Traders Trust Company, in its capacity as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2012

NUTRISYSTEM, INC.

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of November 8, 2012 among Nutrisystem, Inc., certain subsidiaries of Nutrisystem, Inc., as borrowers, Manufacturers and Traders Trust Company, as the Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and other Lenders from time to time parties thereto.

10.2	Security and Pledge Agreement dated as of November 8, 2012 by and among Nutrisystem, Inc., certain subsidiaries of Nutrisystem, Inc., as grantors, and Manufacturers and Traders Trust Company, in its capacity as Administrative Agent.